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                                                                    Exhibit 21.1

                Subsidiaries of Hornbeck Offshore Services, Inc.

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
                                          State
                                           of
Subsidiary Name                       Incorporation         Name Doing Business As
Hornbeck Offshore Services, LLC         Delaware         Hornbeck Offshore Services, LLC

Hornbeck Offshore Transportation,       Delaware         Hornbeck Offshore Transportation, LLC
LLC (f/k/a LEEVAC Marine, LLC)

Hornbeck Offshore Operators, LLC        Delaware         Hornbeck Offshore Operators, LLC
(f/k/a HORNBECK-LEEVAC
Marine Operators, LLC)

Energy Services Puerto Rico, LLC        Delaware         Energy Services Puerto Rico, LLC

HOS-IV, LLC                             Delaware         HOS-IV, LLC